Exhibit 99.1

Primoris Services Corporation Reports Second Quarter 2025 Results

Dallas, TX – August 4, 2025 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its second quarter ended June 30, 2025 and provided comments on the Company’s operational performance and outlook for the remainder of 2025.

For the second quarter of 2025, Primoris reported the following highlights (1):

●	Revenue of $1,890.7 million, up $327.0 million, or 20.9 percent, compared to the second quarter of 2024 driven by strong growth in the Energy and Utilities segments;
●	Net income of $84.3 million, or $1.54 per diluted share, an increase of $34.8 million, or $0.63 per diluted share, from the second quarter of 2024;
●	Adjusted net income of $92.2 million, or $1.68 per diluted share, an increase of $35.2 million, or $0.64 per diluted share, from the second quarter of 2024;
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $154.8 million, up $37.7 million, or 32.2 percent, from the second quarter of 2024;
●	Raising EPS and Adjusted EPS guidance ranges to $4.40 to $4.60 and $4.90 to $5.10 per diluted share, respectively, for the full year 2025.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our second quarter results are indicative of the strength of our end markets and our ability to execute on our strategic initiatives to drive improved profitability and cash flow,” said David King, Chairman and Interim President and Chief Executive Officer of Primoris. “Our teams continue to safely provide critical infrastructure solutions to our customers with an emphasis on performance, quality and productivity, giving us confidence to increase our earnings guidance for the full year of 2025.”

“Primoris has a track record of successfully constructing utility-scale solar and natural gas power generation resources, and the infrastructure to support the transmission and distribution of power. These along with other infrastructure solutions remain in high demand to support economic growth in North America and provide us the opportunity to further expand our earnings potential in the years ahead,” he added.

“We are pleased with our performance in the first half of the year and believe that we are on the path for a solid finish to 2025. We are well-positioned to meet or exceed our longer-term strategic objectives.”

Second Quarter 2025 Results Overview

Revenue was $1,890.7 million for the three months ended June 30, 2025, an increase of $327.0 million, or 20.9 percent, compared to the same period in 2024. The increase was primarily due to growth in the renewables business and in the Utilities segment, partially offset by lower pipeline activity. Operating income was $126.6 million for the three months ended June 30, 2025, an increase of $40.6 million, or 47.1 percent, compared to the same period in 2024. The increase was primarily due to higher revenue in the Energy and Utilities segments and improved margins in the Utilities segment. Gross profit as a percentage of revenue increased to 12.3 percent for the three months ended June 30, 2025, compared to 11.9 percent for the same period in 2024. The increase was primarily a result of improved margins in the Utilities segment.

During the second quarter of 2025, net income was $84.3 million compared to net income of $49.5 million in the prior year. Diluted earnings per share (“EPS”) was $1.54 for the second quarter of 2025 compared to $0.91 for the same period in 2024. The increase in net income and diluted earnings can be largely attributed to higher operating income from higher revenue, improved margins in the Utilities segment and lower interest expense. Adjusted Net Income was $92.2 million for the second quarter of 2025, compared to $57.1 million for the same period in 2024. Adjusted diluted EPS was $1.68 for the second quarter of 2025, compared to $1.04 for the second quarter of 2024. Adjusted EBITDA was $154.8 million for the second quarter of 2025, compared to $117.1 million for the same period in 2024.

Operating performance by segment for the three and six months ended June 30, 2025, and 2024 were as follows:

Segment Results

(in thousands, except %)

(unaudited)

	For the three months ended June 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$693,021	—	$1,236,807	—	$(39,083)	(1)	$1,890,745	—
Cost of revenue	595,476	85.9%	1,102,616	89.2%	(39,083)	(1)	1,659,009	87.7%
Gross profit	97,545	14.1%	134,191	10.8%	—		231,736	12.3%
Selling, general, and administrative expenses	31,968	4.6%	41,617	3.4%	30,964		104,549	5.5%
Transaction and related costs	—		—		543		543
Operating income	$65,577	9.5%	$92,574	7.5%	$(31,507)		$126,644	6.7%
(1)	Represents intersegment revenue and cost of revenue of $39.1 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the three months ended June 30, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$620,798	—	$973,492	—	$(30,575)	(1)	$1,563,715	—
Cost of revenue	556,732	89.7%	850,848	87.4%	(30,575)	(1)	1,377,005	88.1%
Gross profit	64,066	10.3%	122,644	12.6%	—		186,710	11.9%
Selling, general, and administrative expenses	29,419	4.7%	37,863	3.9%	32,836		100,118	6.4%
Transaction and related costs	—		—		522		522
Operating income	$34,647	5.6%	$84,781	8.7%	$(33,358)		$86,070	5.5%
(1)	Represents intersegment revenue and cost of revenue of $30.6 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the six months ended June 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$1,256,428	—	$2,345,149	—	$(62,719)	(1)	$3,538,858	—
Cost of revenue	1,107,305	88.1%	2,091,879	89.2%	(62,719)	(1)	3,136,465	88.6%
Gross profit	149,123	11.9%	253,270	10.8%	—		402,393	11.4%
Selling, general, and administrative expenses	65,486	5.2%	81,835	3.5%	56,730		204,051	5.8%
Transaction and related costs	—		—		1,334		1,334
Operating income	$83,637	6.7%	$171,435	7.3%	$(58,064)		$197,008	5.6%
(1)	Represents intersegment revenue and cost of revenue of $62.7 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the six months ended June 30, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$1,108,722	—	$1,921,070	—	$(53,370)	(1)	$2,976,422		—
Cost of revenue	1,015,177	91.6%	1,694,529	88.2%	(53,370)	(1)	2,656,336		89.2%
Gross profit	93,545	8.4%	226,541	11.8%	—		320,086		10.8%
Selling, general, and administrative expenses	58,697	5.3%	75,178	3.9%	54,831		188,706		6.3%
Transaction and related costs	—		—		1,072		1,072
Operating income	$34,848	3.1%	$151,363	7.9%	$(55,903)		$130,308		4.4%
(1)	Represents intersegment revenue and cost of revenue of $53.4 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

Utilities Segment (“Utilities”): Revenue increased by $72.2 million, or 11.6 percent, for the three months ended June 30, 2025, compared to the same period in 2024, primarily due to increased activity in our gas operations, power delivery and communications markets. Operating income for the three months ended June 30, 2025, increased by $30.9 million, or 89.3 percent compared to the same period in 2024 driven by strong performance across all markets in 2025, including improved power delivery profitability and the favorable impact of project closeouts in gas operations. Gross profit as a percentage of revenue was 14.1 percent for the three months ended June 30, 2025, up from 10.3 percent for the same period in 2024.

Energy Segment (“Energy”): Revenue increased by $263.3 million, or 27.0 percent, for the three months ended June 30, 2025, compared to the same period in 2024. The increase was primarily due to growth in renewable energy activity, partially offset by lower pipeline activity. Operating income for the three months ended June 30, 2025, increased by $7.8 million, or 9.2 percent, compared to the same period in 2024, primarily due to higher revenue, partially offset by lower gross margins. Gross profit as a percentage of revenue decreased to 10.8 percent during the three months ended June 30, 2025, compared to 12.6 percent in the same period in 2024. The decrease in gross margin was primarily due to a more favorable impact from the closeout of renewables projects in 2024 and increased costs for certain renewables projects in 2025 due in part to unfavorable weather conditions.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $104.5 million during the quarter ended June 30, 2025, an increase of $4.4 million compared to 2024. The increase was primarily due to an increase in personnel costs to support revenue growth. SG&A expense as a percentage of revenue decreased to 5.5 percent in the second quarter of 2025, compared to 6.4 percent in the second quarter of 2024 driven by higher revenue.

Interest expense, net for the quarter ended June 30, 2025, was $7.6 million compared to $17.1 million for the quarter ended June 30, 2024. The decrease of $9.6 million was primarily due to lower average debt balances and lower average interest rates. Interest expense for the full year 2025 is expected to be between $33 million and $37 million.

The effective tax rate on income for the six months ended June 30, 2025, of 29.0 percent differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the six months ended June 30, 2025, of $52.5 million compared to $28.0 million for the six months ended June 30, 2024. The $24.5 million increase in income tax expense is primarily driven by higher pre-tax income.

Outlook

The Company is raising its estimates for the year ending December 31, 2025. Net income is expected to be between $241.0 million and $252.0 million, or $4.40 and $4.60 per fully diluted share. Adjusted EPS is estimated in the range of $4.90 to $5.10 per fully diluted share. Adjusted EBITDA for the full year 2025 is expected to range from $490 million to $510 million.

The Company is targeting SG&A expense as a percentage of revenue in the high five percent range for the full year 2025. The Company’s targeted gross margins by segment are 10 to 12 percent for both the Utilities and Energy segments for the full year 2025. The Company expects its effective tax rate for 2025 to be approximately 29 percent, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	June 30, 2025		December 31, 2024
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$101.8	$101.8	$71.1	$71.1
MSA Backlog	1,730.3	5,928.8	1,822.6	5,449.8
Backlog	$1,832.1	$6,030.6	$1,893.7	$5,520.9

Energy
Fixed Backlog	$3,140.4	$4,923.1	$3,160.6	$6,023.7
MSA Backlog	164.4	539.8	142.7	320.7
Backlog	$3,304.8	$5,462.9	$3,303.3	$6,344.4

Total
Fixed Backlog	$3,242.2	$5,024.9	$3,231.7	$6,094.8
MSA Backlog	1,894.7	6,468.6	1,965.3	5,770.5
Backlog	$5,136.9	$11,493.5	$5,197.0	$11,865.3

Total Backlog as of June 30, 2025, was $11.5 billion, including Utilities backlog of approximately $6.0 billion and Energy backlog of $5.5 billion. The decrease in Total Backlog of $0.4 million from year end 2024 is primarily due to the timing of fixed backlog awards in the Energy segment, partially offset by an increase in Utilities MSA backlog.

The increase in total backlog sequentially from March 31, 2025, was driven by an increase in Utilities MSA backlog, partially offset by a decrease in Fixed backlog.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At June 30, 2025, the Company had $390.3 million of unrestricted cash and cash equivalents. In the second quarter of 2025, capital expenditures were $33.1 million, including $18.8 million in construction equipment purchases. Capital expenditures for the six months ended June 30, 2025, were $73.7 million, including $40.5 million in construction equipment purchases. For the remaining six months of 2025, capital expenditures are expected to total between $25.0 million and $45.0 million, which includes $20.0 million to $40.0 million for equipment.

The Company also announced that on July 30, 2025, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on September 30, 2025, payable on approximately October 15, 2025. During the three months ended June 30, 2025 the Company did not purchase any shares of common stock under its share purchase program. As of June 30, 2025, the Company had $150.0 million available for purchase under the share purchase program. The share purchase plan expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, August 5, 2025, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). David King, Chairman and Interim President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-609-800-9909 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contacts
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$1,890,745	$1,563,715	$3,538,858	$2,976,422
Cost of revenue	1,659,009	1,377,005	3,136,465	2,656,336
Gross profit	231,736	186,710	402,393	320,086
Selling, general and administrative expenses	104,549	100,118	204,051	188,706
Transaction and related costs	543	522	1,334	1,072
Operating income	126,644	86,070	197,008	130,308
Other income (expense):
Foreign exchange (loss) gain, net	(365)	761	(647)	1,321
Other income (expense), net	32	81	49	(45)
Interest expense, net	(7,552)	(17,133)	(15,342)	(35,125)
Income before provision for income taxes	118,759	69,779	181,068	96,459
Provision for income taxes	(34,440)	(20,236)	(52,510)	(27,973)
Net income	$84,319	$49,543	$128,558	$68,486

Dividends per common share	$0.08	$0.06	$0.16	$0.12

Earnings per share:
Basic	$1.56	$0.92	$2.38	$1.28
Diluted	$1.54	$0.91	$2.35	$1.26

Weighted average common shares outstanding:
Basic	54,003	53,640	53,909	53,565
Diluted	54,805	54,653	54,756	54,522

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$390,254	$455,825
Accounts receivable, net	1,020,461	834,386
Contract assets	920,672	773,736
Prepaid expenses and other current assets	127,644	95,525
Total current assets	2,459,031	2,159,472
Property and equipment, net	526,392	488,241
Operating lease assets	474,676	461,049
Intangible assets, net	198,663	207,896
Goodwill	856,869	856,869
Other long-term assets	20,411	22,341
Total assets	$4,536,042	$4,195,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$826,296	$624,254
Contract liabilities	674,247	617,424
Accrued liabilities	436,820	350,077
Dividends payable	4,321	4,298
Current portion of long-term debt	78,076	74,633
Total current liabilities	2,019,760	1,670,686
Long-term debt, net of current portion	524,983	660,193
Noncurrent operating lease liabilities, net of current portion	330,834	333,370
Deferred tax liabilities	64,764	64,035
Other long-term liabilities	61,142	58,051
Total liabilities	3,001,483	2,786,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	287,425	285,811
Retained earnings	1,247,867	1,127,953
Accumulated other comprehensive income	(739)	(4,237)
Total stockholders’ equity	1,534,559	1,409,533
Total liabilities and stockholders’ equity	$4,536,042	$4,195,868

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net income	$128,558	$68,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	43,899	50,274
Stock-based compensation expense	10,455	6,360
Gain on sale of property and equipment	(9,861)	(26,237)
Unrealized gain on interest rate swap	—	(231)
Other non-cash items	1,098	2,749
Changes in assets and liabilities:
Accounts receivable	(185,777)	(208,407)
Contract assets	(145,933)	(27,953)
Other current assets	(31,665)	(5,183)
Other long-term assets	1,339	(2,240)
Accounts payable	204,269	(44,520)
Contract liabilities	56,770	117,410
Operating lease assets and liabilities, net	(589)	(4,788)
Accrued liabilities	67,490	52,521
Other long-term liabilities	4,572	9,362
Net cash provided by (used in) operating activities	144,625	(12,397)
Cash flows from investing activities:
Purchase of property and equipment	(73,703)	(34,637)
Proceeds from sale of assets	14,592	73,930
Net cash (used in) provided by investing activities	(59,111)	39,293
Cash flows from financing activities:
Payments on long-term debt	(182,671)	(26,148)
Proceeds from pledge of accounts receivable under securitization facility	50,000	—
Payments related to tax withholding for stock-based compensation	(10,204)	(4,772)
Dividends paid	(8,621)	(6,424)
Other	(240)	(1,760)
Net cash used in financing activities	(151,736)	(39,104)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	987	1,654
Net change in cash, cash equivalents and restricted cash	(65,235)	(10,554)
Cash, cash equivalents and restricted cash at beginning of the period	461,429	223,542
Cash, cash equivalents and restricted cash at end of the period	$396,194	$212,988

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$84,319	$49,543		$128,558	$68,486
Non-cash stock-based compensation	5,428	3,954		10,455	6,360
Transaction/integration and related costs	543	522		1,334	1,072
Amortization of intangible assets	4,596	5,086		9,233	10,278
Amortization of debt issuance costs	558	600		1,098	1,200
Unrealized loss (gain) on interest rate swap	—	431		—	(231)
CEO severance costs	—	—		2,098	—
Impairment of fixed assets	—	—		—	1,549
Income tax impact of adjustments (1)	(3,226)	(3,072)		(7,023)	(5,866)
Adjusted net income	$92,218	$57,064		$145,753	$82,848
Weighted average shares (diluted)	54,805	54,653		54,756	54,522
Diluted earnings per share	$1.54	$0.91		$2.35	$1.26
Adjusted diluted earnings per share	$1.68	$1.04		$2.66	$1.52

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$84,319	$49,543		$128,558	$68,486
Interest expense, net	7,552	17,133		15,342	35,125
Provision for income taxes	34,440	20,236		52,510	27,973
Depreciation and amortization	22,502	25,693		43,899	50,274
EBITDA	148,813	112,605		240,309	181,858
Non-cash stock-based compensation	5,428	3,954		10,455	6,360
Transaction/integration and related costs	543	522		1,334	1,072
CEO severance costs	—	—		2,098	—
Impairment of fixed assets	—	—		—	1,549
Adjusted EBITDA	$154,784	$117,081		$254,196	$190,839

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$241,000	$252,000
Non-cash stock-based compensation	16,400	16,400
Amortization of intangible assets	17,500	17,500
Amortization of debt issuance costs	2,000	2,000
Transaction/integration and related costs	1,500	1,500
CEO severance costs	2,100	2,100
Income tax impact of adjustments (1)	(11,750)	(11,750)
Adjusted net income	$268,750	$279,750
Weighted average shares (diluted)	54,800	54,800
Diluted earnings per share	$4.40	$4.60
Adjusted diluted earnings per share	$4.90	$5.10

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$241,000	$252,000
Interest expense, net	33,000	37,000
Provision for income taxes	101,000	106,000
Depreciation and amortization	95,000	95,000
EBITDA	$470,000	$490,000
Non-cash stock-based compensation	16,400	16,400
Transaction/integration and related costs	1,500	1,500
CEO severance costs	2,100	2,100
Adjusted EBITDA	$490,000	$510,000